EXHIBIT 15






Southwestern Public Service Company

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited condensed consolidated interim financial information of Southwestern Public Service Company for the periods ended February 29, 1996 and February 28, 1995 and December 30, 1995 and 1994 as indicated in our reports dated April 12, 1996 and January 12, 1996, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarters ended February 29, 1996 and November 30, 1995, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCH LLP
Dallas, Texas

June 3, 1996